Exhibit 4.4

FACTS	WHAT DOES KENMAR DO WITH YOUR PERSONAL INFORMATION?

Why?	Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?

The types of personal information we collect and share depend on the product or service you have with us. This information can include:

•      Social Security number,

•      birth date, assets and income, and

•      other financial and investment-related information

When you are no longer our customer, we continue to share your information as described in this notice.

How?	All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Kenmar chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Kenmar share?	Can you limit this sharing?

For our everyday business purposes—such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	No	N/A

For our marketing purposes—to offer our products and services to you	No	N/A

For joint marketing with other financial companies	No	N/A

For our affiliates’ everyday business purposes—information about your transactions and experiences	Yes	No

For our affiliates’ everyday business purposes—information about your creditworthiness	No	N/A

For our affiliates to market to you	No	N/A

For our non-affiliates to market to you	No	N/A

Questions?	If you have any questions, please call Kenmar’s Investor Services at 914-307-4000, or send a letter to Kenmar Group Inc., Attention: Investor Services, 900 King Street, Suite 100, Rye Brook, NY 10573

December 2010

900 King Street, Suite 100 — Rye Brook, NY 10573 — Tel: 914.307.7000 — www.kenmar.com — Email: info@kenmar.com

Who we are

Who is providing this notice?	Kenmar Group Inc.

What we do

How does Kenmar protect my personal information?

To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

Kenmar restricts access to your personal information to those employees who need to know that information to provide products and services to you. Kenmar maintains appropriate physical, electronic and procedural safeguards to guard your personal information.

Kenmar employs all of the safeguards described previously to maintain the privacy, security and service of our website, along with the following Internet-specific practices:

We use firewalls, encryption, and authentication procedures to maintain the security of your online session and to protect Kenmar systems from unauthorized access. We may also use cookies and other technologies, such as Web beacons or pixel tags for purposes such as security, to facilitate site navigation, and to personalize your experience on Kenmar.com. Our cookies do not identify you by name as an individual or by account number.

We collect your personal information, for example, about you from any of the following sources:

	—	Applications, questionnaires, subscription documents and other information provided by you in writing, in person, by telephone, electronically or by any other means. This information may include name, address, e-mail address, Social Security number, birth date, assets and income, and other financial and investment-related information;

How does Kenmar collect my personal information?	—	Transactional activity in your account (such as, investments, including account balances, investments and withdrawals/redemptions);

	—	Other interactions with Kenmar including discussions with our Investor Services Department or information you enter into our Web site;

	—	When you visit Kenmar.com, we may collect technical and navigational information, such as computer browser type, Internet protocol address, pages visited, and average time spent on specific pages.

900 King Street, Suite 100 — Rye Brook, NY 10573 — Tel: 914.307.7000 — www.kenmar.com — Email: info@kenmar.com

Federal law gives you the right to limit only

	—	sharing for affiliates’ everyday business purposes—information about your creditworthiness

Why can’t I limit all sharing?	—	affiliates from using your information to market to you

	—	sharing for non-affiliates to market to you

State laws and individual companies may give you additional rights to limit sharing. California residents please see “Important Privacy Choices for California Consumers”

Definitions

Affiliates

Companies related by common ownership or control. They can be financial and nonfinancial companies.

“Kenmar” or “we” means (i) collectively, Kenmar Securities Inc., Kenmar Preferred Investments Corp., and CLariTy Managed Account & Analytics Platform LLC, Kenmar Global Investment Management LLC, Kenmar Asia (Pte.) Limited, Kenmar UK, (ii) private and public investment funds/pools advised by Kenmar, and (iii) each of their affiliates.

Non-affiliates

Companies not related by common ownership or control. They can be financial and nonfinancial companies.

Kenmar utilizes various service providers to assist in the administration of the private and public investment funds/pools advised by Kenmar.

Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you. Kenmar is not a party to a joint marketing agreement.

Other important information

Kenmar uses personal information in ways compatible with the purposes for which we originally requested it. We may use personal information about you to service and maintain your account; process your request for a website login, process transactions in your account, respond to inquiries from you or your representative develop, offer, and deliver products and services, or to fulfill legal and regulatory requirements.

Kenmar does not disclose information about prospective customers with non-affiliated third parties, and only shares information about customers in limited circumstances as required or permitted by law.

900 King Street, Suite 100 — Rye Brook, NY 10573 — Tel: 914.307.7000 — www.kenmar.com — Email: info@kenmar.com

Important Privacy Choices for California Consumers

You have the right to control whether Kenmar shares some of your personal information. Please read the following information carefully before you make your choices below.

Your Rights

You have the following rights to restrict the sharing of personal and financial information with our affiliates (companies we own or control) and outside companies that we do business with. Nothing in this form prohibits the sharing of information necessary for us to follow the law, as permitted by law, or to give you the best service on your accounts with us. This includes sending you information about some other products or services.

Your Choices

Restrict Information Sharing With Companies We Own or Control (Affiliates):

Unless you say “No,” we may share personal and financial information about you with our affiliated companies.

(    ) NO, please do not share personal and financial information with your affiliated companies.

Restrict Information Sharing With Other Companies We Do Business With To Provide Financial Products And Services:

Unless you say “No,” we may share personal and financial information about you with outside companies we contract with to provide financial products and services to you. As a practical matter, it may be impossible to provide products and services to you if we cannot share your personal and financial information with such service providers to your account.

(    ) NO, please do not share personal and financial information with outside companies you contract with to provide financial products and services.

Restrict Information Sharing With Other Companies That Do Not Provide Products and Services To You:

Unless you say “Yes” we may not share personal and financial information about you with outside companies who do not provide financial products and services to you.

(    ) YES, I authorize you to share personal and financial information with outside companies who do not provide financial products and services to you.

Time Sensitive Reply

You may make your privacy choice(s) at any time. Your choice(s) marked here or otherwise indicated to us will remain unless you state otherwise. However, if we do not hear from you we may share some of your information with affiliated companies and other companies with whom we have contracts to provide products and services.

To exercise your choices or to modify any of your prior choices do one of the following: (1) Fill out, sign and send back this form to us using the envelope provided (you may want to make a copy for your records); or (2) call Kenmar Investor Services at 914-307-4000 to communicate the information to us.

Print Name:

Signature:	Date:

900 King Street, Suite 100 — Rye Brook, NY 10573 — Tel: 914.307.7000 — www.kenmar.com — Email: info@kenmar.com